TERM SHEET FOR PROPOSED CREDIT FACILITY
JUNE 30, 2006

BORROWER:	Middle Kingdom Alliance Corp. (“Borrower”)

LENDER:	Wachovia Bank, NA (“Bank”)

CREDIT FACILITY:	$250,000 Revolving Line of Credit

PURPOSE:	To finance general working capital needs of the Borrower.

MATURITY:	24 months from date of closing

INTEREST RATE:	LIBOR + 200, as that rate may change from time to time

FEES:	.25% of the committed amount, due and payable at closing

REPAYMENT:	Repayable in monthly payments of accrued interest only with outstanding principal and interest due at maturity.

GUARANTOR(S):	None

FINANCIAL
INFORMATION:	The following financial information will be provided to Bank.

• Audited financial statements of Borrower within 90 days of Financial Year End
• Tax returns of Middle Kingdom Alliance Corp. within 30 days of filing

COLLATERAL:
Letter of Instruction to be issued to the Trustee assigning the final $300,000 of the $1,200,000 in interest to be transferred to operating accounts of Middle Kingdom Alliance Corp. for the sole purpose of paying off the remaining outstanding principal and interest balances.

DEPOSITORY
RELATIONSHIPS:	The primary depository accounts of Borrower will be maintained with Bank.

DOCUMENTATION:	An opinion letter from an attorney confirming the above conditions do not violate any SEC regulations. The Facility will be evidenced by documents prepared by and acceptable to Bank.

COSTS:	Borrower will pay all costs and expenses associated with closing the loan.

This is a non-binding Loan Proposal and does not constitute a commitment or offer to lend by Bank. Bank shall be obligated to lend to Borrower only under a written loan commitment executed by an authorized officer of Bank and Borrower or executed loan documents intended for that purpose. This Loan Proposal is not intended to be exhaustive and loan documents or a loan commitment may include additional terms and conditions required by Bank that are not in this Proposal.